Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Jennifer McGuffin, Public Relations Manager
Calamos Advisors LLC
Direct: 630.245.1780
Cell: 630.328.3566
Fax: 630.245.6840
jmcguffin@calamos.com
Calamos Closed-End Funds’ Boards of Trustees Refuse ARPS
Demand Letters
Naperville, Illinois, October 6, 2010 — The Boards of Trustees for each of the Calamos Convertible Opportunities and Income Fund (NYSE: CHI), Calamos Strategic Total Return Fund (NYSE: CSQ) and Calamos Convertible and High Income Fund (NYSE: CHY) today announced that the Boards of Trustees of those Funds have adopted the recommendation of a committee of independent Trustees to refuse the demands contained in demand letters received by each of those closed-end funds related to the redemption by the Funds of their auction rate preferred securities (ARPS) following the collapse of auction markets in February 2008.
As previously announced on July 23, 2010, each of CHI, CSQ and CHY received one or more demand letters, from a law firm on behalf of certain persons represented to be common shareholders of each respective Fund. The demand letters alleged that Calamos Advisors LLC, and the current and former Trustees and certain officers of the Funds breached fiduciary duties to the Funds and their respective common shareholders in connection with the redemption of ARPS by the Funds following the collapse of auction markets in February 2008. The letters demanded that the Boards of Trustees of the Funds take action with respect to those alleged breaches.
In response to the demand letters, the Boards established a committee comprised of disinterested and independent trustees to investigate the allegations made in the demand letters and make recommendations to the full Boards with respect to the demands. The committee conducted an extensive investigation of the claims made in the demand letters. Based upon its investigation, the committee concluded unanimously that the action demanded in the demand letters is not in the best interests of the Funds, nor in the best interests of the shareholders of the respective Funds, and recommended to the Boards that the Funds not pursue litigation relating to the matters set forth in the demand letters. After reviewing the recommendation of the committee, the full Boards for each Fund unanimously adopted the committee’s recommendation.
About Calamos
Calamos Investments is a globally diversified investment firm offering equity, fixed-income, convertible and alternative investment strategies, among others. The firm serves institutions and individuals around the world via separately managed accounts and a family of open-end and closed- end funds, providing a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit www.calamos.com.
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